Exhibit 99.2

FEBRUARY 21, 2018 / 2:00PM, SLCA - Q4 2017 U.S. Silica Holdings Inc Earnings Call

Operator

Greetings, and welcome to the U.S. Silica Fourth Quarter and Full Year 2017 Earnings Conference Call. (Operator Instructions) as a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Mr. Michael Lawson, Vice President of Investor Relations and Corporate Communications for U.S. Silica. Thank you. You may begin.

Michael K. Lawson—U.S. Silica Holdings, Inc.—Director of IR & Corporate Communications

Thanks. Good morning, everyone, and thank you for joining us for U.S. Silica’s Fourth Quarter and Full Year 2017 Earnings Conference Call. With me on the call today are Bryan Shinn, President and Chief Executive Officer; and Don Merril, Executive Vice President and Chief Financial Officer.

Before we begin, I would like to remind all participants that our comments today will include forward-looking statements, which are subject to certain risks and uncertainties. For a complete discussion of these risks and uncertainties, we encourage you to read the company’s press release and our documents on file with the SEC.

Additionally, we may refer to the non-GAAP measures of adjusted EBITDA and segment contribution margin during this call. Please refer to yesterday’s press release or our public filings for a full reconciliation of adjusted EBITDA to net income and of definition of segment contribution margin.

(Operator Instructions) And with that, I would now like to turn the call over to our CEO, Mr. Bryan Shinn. Bryan?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Thanks, Mike, and good morning, everyone. I’ll begin today’s call by reviewing our fourth quarter results, and then I’ll provide an update on the steps we’re taking to double the profitability of our Industrial business as well as the progress that we’re making to meet the growing demand for frac sand and last mile logistics solutions in our oil and gas business. Finally, I’ll comment in our outlook for our key markets. Don Merril will then provide additional color on our financial performance for the quarter and for the full year before we open up the call for your questions.

Despite some headwinds in our oil and gas business late in the quarter, total company revenue of $360.6 million increased 5% sequentially. Adjusted EBITDA for the fourth quarter was $93.2 million, a decrease of 3.6% sequentially. Fourth quarter contribution margin for oil and gas of $95.8 million was essentially flat with the previous quarter as price increases of approximately 5% were offset by higher cost at Sandbox and higher plant and logistics costs, mostly associated with the start-up of our new brownfield and greenfield expansions.

We sold a record 3.2 million tons in oil and gas during the quarter despite some customers taking extended time off during the holidays. We also experienced periodic disruptions in our business due to the extreme winter weather. For sandbox, these same year-end disruptions pressured quarterly margins by lowering crew utilization and increasing trucking cost per load. I believe, however, that margins will rebound going forward through increased pricing and normalized crew utilization.

We ended the year with 66 Sandbox crews and service and expect to exit the first quarter with more than 70 active crews. We continue to see very strong demand for Sandbox services and believe that we have about 17% market share of last mile sand logistics today.

Our Industrial and Specialty Products business continued to outperform the overall market. Quarterly contribution margin of $21.3 million was up 12% on a year-over-year basis. We believe our ISP business can continue to grow its bottom line results at multiples of GDP as it benefits from an increasing mix of higher-margin specialty products.

Looking back at 2017 in total, I’m very pleased with the record results we delivered across the company and the significant progress the U.S. Silica team made toward our stated goal of doubling the size of our oil and gas business. When our expansion work is completed sometime this summer, I believe we will offer our customers something that no one else can, a diverse local, regional and national footprint, the ability to provide a ground-to-ground solution from the mine to the well and a supply chain network that delivers unmatched choices, coverage and flexibility.

As previously announced, we’re adding 6.6 million tons of new advantaged in-basin capacity in the Permian. By locating our facilities in the northern and southern end of the Permian, we expect to have shorter transportation times to approximately 40% of the working rigs to date, saving $5 to $10 per ton on trucking costs. By taking the time to design, fabricate and install additional storage and a best in-basin customer load-out experience with 12 load-outs at Crane and 8 load-outs at Lamesa, we will also improve supply reliability, while significantly reducing truck wait time and demurrage.

Further, through a combination of careful reserve selection, proprietary processing expertise, innovative design and rigorous start-up techniques, our initial product quality results at Crane County are outstanding. So while we may be slightly behind our original production schedule, I can say with confidence that our customers are very pleased with our Crane County products. Furthermore, for the last couple of weeks, we’ve been drawing wet feed from Crane at our sea grades location, making our initial in-basin sales in the Permian. Sea grades, as you may remember, came as part of our acquisition last summer of Mississippi Sand. We’re making good progress at Lamesa as well and expect to sell our first tons from this new state-of-the-art facility by midyear.

In support of all this new capacity, we now have over 30 long-term oil and gas supply agreements in place and are strongly contracted at attractive margins in the Permian for the next several years. As previously discussed, our target is to be between 70% and 80% contracted, leaving some flexibility to sell a portion of our total tons on the spot market when the market periodically tightens as we experienced earlier this month with the rail disruptions on the Canadian National Railway.

Most of our new contracts have fixed pricing or are tied to market activity like horizontal rig count. We’ve also been very successful in getting cash upfront from a number of our customers totaling over $80 million to date. This next generation of agreements is specifically designed to work for both customers and U.S. Silica through the oil and gas cycles.

Our oil and gas team also continues to develop other deeper partnerships with customers. One example is a new offering with to-the-blender pricing and guaranteed supply options using U.S. Silica sand in tandem with Sandbox. We provide our customers with a single price per ton, which includes sand, transportation to the well and real-time delivery into the blender on site at the well. Further, we guarantee that customers never have to wait for sand, and in return, we can earn bonus payments if we meet certain performance-based metrics.

We think this new service offering will be particularly attractive for customers who sell — source sand and want assurances of supply and will be especially powerful in basins where highway congestion is worsening rapidly like the Permian. By offering logistics services along with our sand, we’ll also be increasingly integrated into our customer supply chain and remove risk for them given our vast supply network.

Turning now to our Industrial segment. As we recently announced, we’ve raised prices for the majority of our noncontracted silica sand and other specialty products. These increases were put into effect on January 1. The price increases range from 4% to 14%, depending on the product grade. Approximately 50% of ISP sales revenues are subject to this increase.

Looking ahead, we believe that we can more than double ISP’s contribution margin dollar by 2020 by executing key elements of our strategic plan, including growing the base business volumes with advantaged pricing and margins, making acquisitions in attractive adjacent markets that have favorable market structures, increasing sales in new end uses and continuing to launch new value-added products from a pipeline of some 30 potential opportunities.

Now let me turn to our business outlook for this year. I think 2018 is shaping up to be an outstanding year for both of our operating segments. On the oil and gas side, WTI prices have stabilized around $60 per barrel and proppant demand continues to move up into the right. We believe total proppant demand in 2018 will increase some 45% on a year-over-year basis, driven by more rigs, longer laterals and more proppant pumped per foot.

We did, however, have a slower start to the year in early January as some oil and gas customers were slow to restart completions after the holidays and others encountered disruptions for severe winter weather. As a result, we believe first quarter volumes and pricing will be flat and contribution margin per ton down sequentially. We believe these issues are transitory and in fact, we’ve already seen a pickup in February activity.

For Sandbox, we expect to invest up to approximately $70 million this year for capital equipment purchases to support the more than 90 crews planned to be online by the end of 2018. For ISP, we expect to see volumes up slightly sequentially, driven by the restart of a large customer’s plant and new customer purchases starting in 2018. We should also experience a positive impact from the price increase put into effect at the beginning of the year for our noncontract customers. And we also expect to complete a few strategic acquisitions during the year in ISP with at least one of a substantial size relative to our current business.

And with that, I’ll now turn the call over to Don. Don?

Donald A. Merril—U.S. Silica Holdings, Inc.—CFO and EVP

Thanks, Bryan, and good morning, everyone. I’ll start as always with commentary on our 2 operating segments, Oil and Gas and Industrial and Specialty Products. Revenue for the Oil and Gas segment in the fourth quarter of 2017 was $306 million. This represents a 7% increase sequentially when compared with the third quarter of 2017, driven by a combination of higher pricing and record volumes, which benefited from the first full quarter results from our acquisition of Mississippi Sands, which closed in August of 2017.

Revenue for the ISP segment of $54.5 million was down 7% on a sequential basis from the previous period, primarily driven by seasonally lower volumes, which we historically experienced in the fourth quarter. Contribution margin on a per ton basis from our Oil and Gas segment was $30.22 compared with $30.54 for the third quarter of 2017. Favorable effects from the price increases on contribution margin per ton were offset by higher plant costs and unfavorable logistics cost incurred as part of our plant expansion programs.

On a per ton basis, contribution margin for the ISP business of $25.05 represent an increase of 4% from the same period of the prior year. This increase is due to the success of our ISP segment continues to realize in the shift to higher-margin products.

Turning now to total company results. Selling, general and administrative expenses in the fourth quarter of $29.6 million were flat when compared with the third quarter of 2017. Depreciation, depletion and amortization expense in the fourth quarter totaled $27.3 million compared with $24.7 million in the third quarter of 2017. The increase in DD&A was driven by incremental expense related to our capital spending and higher depletion costs associated with more tons sold.

Moving further down the income statement. Interest expense for the quarter was $7.2 million. Due to the newly enacted government tax legislation, we recorded a deferred income tax benefit of $35.8 million at year-end, which had a significant impact on our tax rate for both our fourth quarter and full year results. The effective tax rate for the 3 months ended December 31, 2017, was a negative 67%. Our full year 2017 tax rate was a negative 6%. Without the effect of this deferred income tax benefit and other discrete items, our tax rate for the year ended December 31, 2017, would have been 22%. We do anticipate our 2018 full year tax rate to be between 18% and 20%.

Now turning to the balance sheet. Cash and cash equivalents as of December 31, 2017, was $384.6 million compared with $711.2 million at the end of 2016. As of December 31, 2017, our working capital was $489.3 million, and we have $45.5 million available under our revolving credit facility. As of December 31, 2017, our total debt was $511.2 million compared with $513.2 million at December 31, 2016.

As we announced on our November call, the board authorized the company to repurchase up to 100 million worth of our common stock. As of December 31, 2017, we have repurchased 727,081 shares at an average price, including fees, of $34.41 or roughly $25 million of common stock, leading authorization for an additional $75 million in repurchases. Our strong balance sheet, available liquidity and expected cash flow from future operations allow us to execute the repurchase program. And along with paying our dividend, we believe these are key ways for the company to enhance shareholder value.

During the fourth quarter, we incurred capital expenditures of $95.1 million, primarily associated with our continuing Permian Basin and Sandbox growth projects as well as other various maintenance and cost improvement capital projects. We expect our 2018 capital expenditures to be in the range of $300 million to $350 million.

And with that, I’ll turn the call back over to Bryan. Bryan?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Thanks, Don. Operator, would you please open up the lines for questions?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is from Marc Bianchi with Cowen and Company.

Marc Gregory Bianchi—Cowen and Company, LLC, Research Division—MD

I wanted to start with CapEx for ‘18. Came in a little bit higher than we were expecting. Could you maybe go through the major buckets there and maybe what the variance is between the $300 million and $350 million range you’ve provided?

Donald A. Merril—U.S. Silica Holdings, Inc.—CFO and EVP

Yes. You got it, Mark. The — what we’re guiding towards is the completion of our expansion projects that we talked about, the doubling of the size of the Oil and Gas business. So we’ve got about $175 million of that range that is for the completion of mostly of our West Texas facility. But as you know, we have some brownfield expansions in there as well. So that’s the majority of it. And then we also — I believe Bryan mentioned about $70 million of additional Sandbox expansion that’s in that number. So you put those 2 together with about $20 million to $25 million of maintenance CapEx and about $30 million of capital associated with growth projects and ISP, gets you pretty close to the low end of that range.

Marc Gregory Bianchi—Cowen and Company, LLC, Research Division—MD

Okay. And I guess, the Sandbox CapEx of $70 million sounds a bit high if it seems like you’re only adding about 20 crews, if I got my math right. Can you talk to what’s going on there?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes. So Mark, this is Bryan. As we look at what it costs now to put up a Sandbox crew, then we’re talking more like $2.5 million, something like that. And the reason is that we’ve continued to increase the number of boxes per crew as sand intensity has gone up. And also embedded in some of our previous capital spend, we’re taking existing fleets up to the number of boxes that we need to run these high sand intensity wells.

Marc Gregory Bianchi—Cowen and Company, LLC, Research Division—MD

Okay. If I could, just one more on the cost headwind that you mentioned in the fourth quarter, and then it sounds like getting even more pronounced in the first. Can you put that in terms of dollars per ton? So if we think about all the stuff eventually being behind you, what sort of a headwind are you dealing with right now?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes. I can put that in percentages for you, Mark, as opposed to dollars. And I think as we roll from Q4 to Q1, we probably have about a 5% headwind and contribution margin per ton. And the other thing that I think is important that — as we roll our way through 2018, is the amount of sand that’s contracted is going to be much higher in 2018 than it was in 2017. So that’s going to have an impact on sand per ton as well.

Marc Gregory Bianchi—Cowen and Company, LLC, Research Division—MD

Okay. And there was some headwind in the fourth quarter as well, right?

Donald A. Merril—U.S. Silica Holdings, Inc.—CFO and EVP

That’s right, towards the end of the fourth quarter. And then — and that bled into the first quarter. Yes, January, the first couple — 3 weeks of January were pretty tough.

Operator

Our next question is from Scott Gruber with Citigroup.

Scott Andrew Gruber—Citigroup Inc, Research Division—Director and Senior Analyst

Coming back to Sandbox, crew count at year-end expected to be at over 90. Still impressive growth, but that’s down a bit from your previous forecast of over 100. Bryan, is that reflecting the higher capital intensity per crew, the more competition? What drives that moderation?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes. It’s a great question. And look, there’s still tremendous demand out there for Sandbox. I think just given what we saw at the end of 2017 with the holiday slowdowns and the weather and all that. We’re just being a bit more cautious as to what actually gets deployed towards the end of 2018. And when you think about it in terms of share, we continue to grow share in the market pretty substantially. If you look in 2017, for example, we started out the year at about 13% of crew share, if you will, that was being serviced by Sandbox. We ended the year at about 17%. And you might say, “Well, that doesn’t sound very impressive.” But when you look at it over the same period, frac crews grew about 47%. So just to stay even, we would have to grow to our Sandbox crews by 47%. We actually did almost double that. We grew by 89% the number of crews from Q1 to Q4 of last year. And comes along with that a lot of challenges as well, as you might imagine. It’s not just about the equipment and getting that fabricated, but we’re hiring a lot of team members to join the company. We’re scaling the systems, all the processes, all the back office. We have to have trucks. There’s a lot that has to scale with this. So — but we just want to be realistic in the goal that we put out there. Obviously, our hope is to do better than that.

Scott Andrew Gruber—Citigroup Inc, Research Division—Director and Senior Analyst

I appreciate the color. If the box volume per crew is higher than initially expected, is the revenue and EBITDA opportunity at 90 crews bigger than 100? Can you size that potential for us?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Exactly. So the way we think about the business is more boxes equal more loads and more sand and we make more profits, right? So — and it — actually, this system scales pretty well in terms of capital efficiency because if you just have to add more boxes and you don’t have to add some of the other support equipment, like you could still do it with 1 forklift and you still have 1 cradle where the boxes sit on, things like that, it’s actually a good thing in terms of efficiency and ROIC.

Scott Andrew Gruber—Citigroup Inc, Research Division—Director and Senior Analyst

Got you. Would you agree though of the opportunity for revenue in EBITDA, assuming flat pricing is bigger at 90 than 100 given the trend in kind of box intensity?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Sorry. When you’re saying 90 versus 100, I’m not following.

Scott Andrew Gruber—Citigroup Inc, Research Division—Director and Senior Analyst

If you get to 90 crews at year-end versus the 100 crews you talked about last year, given the revenue opportunity per crew.

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Okay, I got you. Sure, so on an equivalent basis, certainly, right? I do think though that over time, there’ll also be some pressure as more competitors emerge. And so there’s some more folks out there doing silos. There’s other people trying to get into the last mile. So we just have to balance off that sort of theoretical view that there’d be more profitability with the reality of the competition. And it’s difficult to project where that is 12, 18 or 24 months from now. But my guess is like anything. There’s more competition that comes into this space over time. And that probably puts some downward pressure on margin. So we’ll have to see where that balance point is as we go ahead.

Scott Andrew Gruber—Citigroup Inc, Research Division—Director and Senior Analyst

Has there been any pricing pressure to date?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Sure, there’s some. I would say the profitability hasn’t changed dramatically. But as we get new entrants into the space, certainly, the — that will put some pressure on price.

Operator

Our next question is from James Wicklund with Crédit Suisse.

James Knowlton Wicklund—Crédit Suisse AG, Research Division—MD

Sandbox, can you tell us where your business is concentrated? (inaudible) Can you just tell us kind of where they are?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Sorry, Jim. We’re having a really hard time hearing you. You were kind of garbled there.

James Knowlton Wicklund—Crédit Suisse AG, Research Division—MD

I’m sorry. I apologize. (inaudible) Can you hear me?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

No, not really.

James Knowlton Wicklund—Crédit Suisse AG, Research Division—MD

Okay, fine. I appreciate it. I’ll take it offline.

Operator

Our next question is with William Thompson with Barclays.

William Seabury Thompson—Barclays PLC, Research Division—Research Analyst

Bryan, maybe I missed this in your prepared comments. But when do we expect Crane County to be at full year utilization? Just maybe help us on the ramp in terms of both Crane and Lamesa.

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Sure. So I would expect that we will see Crane continuing to ramp up throughout the year. It started up now and will be ramping. I would guess that some time, let’s call it, maybe third quarter, we would hit a full run rate at Crane. Lamesa, I would expect to start up more at midyear and then ramp up and maybe hit full run rate towards the end of the year. So certainly, by the end of the year, both mine sites should be cranking at full go. Crane will obviously hit that sooner, given that it’s starting up a few months ahead of Lamesa.

William Seabury Thompson—Barclays PLC, Research Division—Research Analyst

And then maybe just updates in terms of the contract coverage of those volumes from those 2 Permian plants.

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So we have very heavy contract coverage. We have targeted 70% to 80%, and their customer response was so overwhelming that we’re certainly at the high end of that range and maybe beyond, particularly as we get started up here. So we have good contract visibility from those 2 sites and very strong contract coverage.

William Seabury Thompson—Barclays PLC, Research Division—Research Analyst

And in terms of the guidance for pricing flat sequentially in the first quarter, obviously, you highlighted the fact that you have pretty high contract coverage for your overall oil and gas capacity and a big portion of that is fixed rate. Maybe give us sort of a high-level view of your — the [tractor] pricing, why we won’t move for more spot exposure to fix rate and maybe what you see on the spot rate in terms of the implications of these rail disruptions and weather issues on spot pricing.

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So we’re certainly seeing some increase in spot pricing in the market today, given the rail disruption, and I assume you’re talking about the Canadian National and somewhat on the Canadian Pacific Rail. So as we’ve seen in the past, when those types of things happen, spot prices go up and we’re seeing that today. The market is very short sand right now. And quite frankly, I expect that to continue. There’s a huge demand wave that is coming to the industry right now. And if you look at where we expect demand to be in 2018, I would expect that we’d be somewhere between 100 million to 110 million tons of sand or about 45% up from the average of 2017. And so that’s a bit stronger than what we had originally forecast. But given where rig is today and the number of frac crews, it would certainly support that. And then the other thing that’s happening is we’re seeing quite a buildup of DUC wells. Our estimate say that there are 7,700 DUCs out there. And just to put that in perspective, it would take about 50 million tons of frac sand to complete those wells. So when you look at the new drilling plus the DUCs and maybe some drill down there, you get a pretty bullish scenario for 2018 demand. And I think that’s going to keep upward pressure on prices throughout the year, irrespective of some of the planned start-ups of new capacity that are projected to come online.

William Seabury Thompson—Barclays PLC, Research Division—Research Analyst

So fair to say that your contract — your fixed prices is below spot market today, and that’s why it’s kind of the guidance for 1Q to be sequentially flat?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

That’s right. So I think we have a sliver of our product right now that we can put into the spot market, but it’s a relatively small percentage. And so as we transition from the last couple of quarters where we didn’t have quite as much contract coverage to the first few quarters here in ‘18, we’ll see some balance. That small piece that we still have to sell in the spot market, prices should be going up. But on our contracts, we’ll see an average sort of flattening out. So net-net, I would expect that we’ll see sort of flattish pricing going forward for the next couple of quarters.

Operator

Our next question is from Ken Sill with Suntrust Robinson & Humphrey.

Kenneth Irvin Sill—SunTrust Robinson Humphrey, Inc., Research Division—MD and Senior Oilfield Services Analyst

So Q4 to Q1, you’re going to see 5% margin — or contribution margin erosion on top of — in Q4, your cost went up $3 million more than your revenues did. So could you outline how that’s going to play out as Crane and Lamesa come up because I’m assuming part of that’s related to the start-up cost there. So I mean, you’re already seeing a significant contribution margin degradation, and that’s going to continue and get worse this quarter. When do we see that turnaround or should we? Or are spot — I mean, are contract prices that much lower that we should just expect lower contribution margins going forward?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So look, let me take the first part of that and maybe ask Don to weigh on some of the details around the longer-term contribution margin. But if I think about how the year is going to start out for us here in Q1, the first point is that ISP looks really good. We tend to focus a lot on oil and gas, but let’s not forget we have another side of our business. And so that’s right on track with the kind of budgeted projections for that part of the company. Oil and Gas, as we said in our prepared remarks, was a bit slow to start off January given the extreme winter weather. And the other thing that hasn’t been publicized as much is just — there was a slow customer kind of rebound, if you will, after the holidays. The first few weeks of January, there was just a bit of a malaise, and we saw slow rebound by frac crews and demand there. And so we kind of start off in January with softer volume and pricing on the sand side. And of course, as you can imagine, Sandbox was similarly impacted. Frac crews have slowed down or gotten off to a slow start for the year. They don’t need the sand. The good news is that February is rebounding. I would say February looks like a kind of at-expectation month, as we had forecasted it when we’re putting our budget together for 2018. And so the bottom line is that the cost for all this was, I guess, what would call transient issues. Nothing to do with the fundamental of the industry or local sand coming online or any of that. Even better news is that March typically tends to be a pretty strong month for us. We used to get big rebound in the Industrials business, kind of the first big month for Industrials. And Oil and Gas, pretty strong in March as well. Weather starts to warm up, and so that helps our cost a bit at our plants as we don’t have to fight the cold weather there. So my expectation is that we’ll make up some ground in March and sort of to be determined how the quarter turns out. But at this point, feels like Q1 could look a lot like Q4 in terms of the financials. I’ll maybe ask Don to talk a little bit more around some of the longer-term implications around kind of margins and what we’re seeing out there.

Donald A. Merril—U.S. Silica Holdings, Inc.—CFO and EVP

Yes. So what I’d add to what Bryan had to say is really what you touched on, which is the contracts. I mean, clearly, as we contract more volumes, specifically out in West Texas, those contracts are going to come at a price that’s lower than what we see on the spot market today. So that’s really the implication here. So we’ll see that 5%-ish contribution margin per ton degradation in Q1, and we should see that throughout the rest of the year. Now I would add though, as we begin to add a lot of tons, you’ll clearly see contribution margin dollars start to go way up, right, as we have more volumes at those contracted prices.

Kenneth Irvin Sill—SunTrust Robinson Humphrey, Inc., Research Division—MD and Senior Oilfield Services Analyst

Yes. And then just a follow-up. I mean, you guys were saying before that the Sandbox fleets would essentially pay themselves in about a year on an EBITDA basis, but that was when cost was $1 million, $1.5 million. With the cost up to about $2.5 million, are they still kind of a 1-year payback? Or has that been stretched to like crazy maybe take 1.5 years, 2 years?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes, look, I mean, it’s probably a few months more now, but the payback is still amazing, Ken.

Operator

Our next question is from Connor Lynagh with Morgan Stanley.

Connor Joseph Lynagh—Morgan Stanley, Research Division—Research Associate

I was wondering if you could just give us a little more clarity on the relative level of volume change in February versus what you saw on January or maybe how you expect to exit the first quarter. Could you just give us a feel for what you could be doing right now with your operating capacity versus what you’re actually able to do in January?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes. So as we look at, let’s say, Q2, for example, Connor, your question around Q1 exit, our outlook right now is we could be up 30% to 35% in volumes versus Q1. So I think we’ll see substantial increases in Q2. And then as the capacity ramps up, new builds of Crane and Lamesa and some of the brownfields that we’re putting in service as well, we’ll see substantial quarter-on-quarter increases throughout 2018.

Connor Joseph Lynagh—Morgan Stanley, Research Division—Research Associate

Yes, that makes sense. And I just wanted to clarify the comments you were making on where you’re contracting your local capacity. So just broadly, contribution margin per ton, is this mid-20s, low 20s, high-teens? Just how do we think about the mix effect as these tons start to come into the fold here?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So I would say that the contracts that we’ve signed generally mirror the kind of contribution margin that we had in 2017. So if you want to look back at the same contribution margins during that period, that’s a pretty good proxy for, I would say, what the average contract is for the local sand.

Connor Joseph Lynagh—Morgan Stanley, Research Division—Research Associate

Okay. So fair to say, it’s mid-20s or so?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes. That’s a reasonable estimate, I think, if you’re putting a model together.

Operator

Our next question is from Michael LaMotte with Guggenheim.

Michael Kirk LaMotte—Guggenheim Securities, LLC, Research Division—Senior MD and Oilfield Services Analyst

Bryan, if I could follow up on the — your prepared — in your prepared comments, you made — mentioned sort of a new sand-to-hopper service model. And if I think about the risk of disruption that we saw here in the first quarter with the rail, having sand volumes, warehouse or stored inventory levels closer to the point of consumption, particularly the grades that are not going to be able to be observed with the invasion mines. How do you think about storage warehousing closer to the point of consumption?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So in addition to our local mines, let’s say, out in the Permian, we have an extensive transload network that we’ve operated for the last several years. And so my expectation is that based on what customers are telling us, that there’s still going to be a mix of Northern White and local sand that’s demanded out there, Michael, and so we’ll just blanch up our new mines with that network. And I think we’ve done a really good job of balancing up the supply and demand there. And servicing our customers. And I think it’s one of the reasons that customers have come to us and one the signs additional contracts. I mentioned in my prepared remarks we now have more than 30 contracts. If you look back in the sort of a history of this business, I would say typically, we’ve had more like 8 to 10 contracts in Oil and Gas. So we are very heavily contracted. And I think that reflects the confidence that the customers have in U.S. Silica to deliver and whether it’s with our new to the wellhead model with Sandbox or just delivering sand from our transload network. I’d say the Northern White sand has come down from Wisconsin or Illinois. I feel like we’re the best in the business at that.

Michael Kirk LaMotte—Guggenheim Securities, LLC, Research Division—Senior MD and Oilfield Services Analyst

I know you all generally lease those transload facilities. Has there been any change in the cost of those leases or the number of facilities that you’re actually leasing, 2018 versus 2017?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

No, we haven’t really seen any change in ‘18 versus ‘17, Michael.

Michael Kirk LaMotte—Guggenheim Securities, LLC, Research Division—Senior MD and Oilfield Services Analyst

Okay. And then last one for me. On the M&A side for ISP, the Industrial business is generally, if you just look at the public company comps, valuations on the Industrial business is generally — are higher. What’s the cash market look like where M&A from a valuation standpoint, particularly as it compares to where Silica’s trading today?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So I would say that things that we’re looking at in the industrial space to expand our offering, in some cases, in the new markets or things that are complementary to our existing businesses. Most of those trade at a multiple, as you said, that’s substantially higher. And I would say that a typical industrial business is trading in somewhere between 9 to 13x EBITDA. And so if you’re out there looking at the market for those type of acquisitions, that’s where you need to be to be competitive.

Operator

Our next question is from George O’Leary with TPH & Co.

George Michael O’Leary—Tudor, Pickering, Holt & Co. Securities, Inc., Research Division—Executive Director of Oil Service Research

On the M&A front, it sounds like there are a lot of opportunities out there that you guys have. I wondered if you could just maybe rank order your preferences for capital deployment. You also have gross projects going on. So thinking about what the next step is. Is it more predisposed to doing something on the industrial side? Are there increasingly attractive opportunities on the oil and gas side of the equation? And then it sounds like competition in logistics is heated up. Might there be something you’d be looking at doing on the logistics front as well?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So I think the short answer, George, is yes to all of that. And obviously, with M&A, it’s opportunistic. You can’t buy what’s not for sale. So we generally have kind of a rubric that we use for the things that we would prefer to — priorities, if you will, as you said. But we’re looking across all of that. And I think also, we’ve got the luxury with our cash generation to be able to continue to return to shareholders more direct — cash more directly, so we’ve maintained our dividend. We instituted a share buyback program last quarter. And as we talked about it in our prepared remarks, we’ve executed against that pretty strongly so far. I expect that we’ll be out in Q1 repurchasing additional stock. So we’re looking to do all that and still fund our high-growth projects, as Don talked about earlier in the piece. So we have a lot of knobs to turn and a lot of flexibility. And I think that positions us well to take advantage no matter where the opportunity comes on.

George Michael O’Leary—Tudor, Pickering, Holt & Co. Securities, Inc., Research Division—Executive Director of Oil Service Research

Okay, great. That’s really helpful. And then maybe just one more, piling on to that question. On the logistics front, given the competitive dynamics there, is there any thought — are you guys mulling over incremental M&A opportunities or organic growth potentially into other last mile type offerings? Or does it seem like — yes, you could offer, say a silo and a box? Or does it seem like the boxes are going to be the sole way forward for the company?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So we’re obviously looking at a number of things, and I wouldn’t say that we’re necessarily locked into just boxes. There certainly are other modes out there that some customers like, and so we’re looking at all of that, George.

Operator

Our next question is from John Watson with Simmons & Company.

John H. Watson—Simmons & Company International, Research Division—VP & Senior Research Analyst

Bryan, do you have any thoughts on the new mine announcements in the Eagle Ford that we’ve heard about over the past few weeks and the viability of seeing — mining in that region?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

We’ve seen those announcements. Look, it’s not new news that there could be mines in some of these locations. I mean, for example, we’ve had an Oklahoma mine for the last couple of decades. And so it wouldn’t surprise me to see 1 or 2 of these type of mines prop up. In the Eagle Ford specifically, we’ve looked at mine sites there. As you can imagine, we’ve been pitched a lot of opportunities. And I would say that in that basin, everything we looked at was a very poor quality and not really suitable even for the kind of the local sand, kind of local sand standards that some operators are willing to accept these days. So look, I’d expect to see a few of these sites crop up. But based on what we’re seeing in the market and our own, looking around to see what could be there, I just don’t see the kind of wave that we’ve experienced here in the Permian.

John H. Watson—Simmons & Company International, Research Division—VP & Senior Research Analyst

Okay, understood. And you mentioned an expectation for strong spot pricing in 2018. I know it’s a ways away, but in 2019, do you have any expectations for spot pricing? Might they — might spot pricing fall below where you’re contracted due to the capacity additions expected over the next several months?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes. Look, I would say, John, that every time we’ve done a forward projection in this industry for the last several years, say, for the kind of downturn in ‘15 and ‘16, we’ve underpredicted the level of price and demand. We’re just having a conversation about this earlier in the week. And so our longer-term projections are still pretty bullish when you get into ‘19 and ‘20. But every time we make those projections, the market outruns us. So I tend to be fairly optimistic going forward based on what we’re hearing. And as we have signed a lot of these contracts recently, we’re talking to senior executives at energy companies. And if you look at their plans for the next several years, they need a heck of a lot of sand, right? So I’m very optimistic about where this market is headed even with some of the new supply that’s coming online. I still don’t think it’s going to be enough if the kind of projections that we’re hearing from major energy companies are true. And [a lot of] these folks are the closest to it. So I think there’s a lot of reason to be optimistic here beyond 2018. I think ‘19, ‘20, we should still be in a very strong demand position based on everything I’m hearing out in the market.

John H. Watson—Simmons & Company International, Research Division—VP & Senior Research Analyst

Great. One last one for me. For Crane and Lamesa, are there any plans to forward stage sand at a transload before going to the well side? Or is that not something that you all are thinking about at this juncture?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

So we have a lot of interesting plans with Crane and Lamesa. We’re going to have Sandbox-only dedicated lanes where we can hot swap full boxes out, so we’ll preload boxes at the — at both of those sites. And then with Sandbox, I think it’s one of the advantages we have versus silos and other solutions is we can create what we call pop-up transload. And so we have plans to do that. So you can create kind of like a mini transload where you forward stage material. And if you look at the concentration of drilling in certain locations would be the big pad wells that are happening. I think that could be a really cool way the shorten the logistics time. And so imagine that during off hours, you’re loading those boxes ahead of time, getting them out pre-staged and then you have very attractive and quick logistics out to the well side. So there’s a lot of really exciting stuff come in. I think we’re not just sort of building West Texas mines in the same mold that we build Northern mines. We’re putting a lot of new sort of wrinkles and features into them. And I’m really excited to get the group on the phone here that’s listening and some of our major investors out to see Crane in particular. It’s just an amazing, amazing sight, and we have 12 load-out lanes there. We’re going to be able to rock and roll trucks through there very quickly, and I think the level of interest that we’ve got from customers is indicative of how they feel about the site for sure.

Operator

Our next question is from Samantha Hoh from Evercore ISI.

Kay Hoh—Evercore ISI, Research Division—Research Analyst

I was wondering if you could update us on the expansion plans that you have in like Tyler, Pacific and also Kosse as well?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Sure. So part of the expansion projects were the brownfields, and you’ve mentioned the major ones there. And so we’re at the process of starting all of those up right now, and so we’ve already gotten some production out of Tyler and that’s ramping. That was actually kind of a 2-phase project. The Phase 2 should be starting up here in the next, I don’t know, maybe 6 to 8 weeks. So we should really be able to get a lot more tons out of Tyler here. And same for Pacific, everything’s mechanically complete. They’re just going through the start-up and the check-out there. So I’m pretty excited about getting that up. And obviously, that plays into our overall strategy to supply our customers.

Kay Hoh—Evercore ISI, Research Division—Research Analyst

Just a follow-up, can you talk to the amount of capacity at Tyler that is contracted and maybe just what you’re seeing on the demand side there? And I mean, is there any spot availability? And what sort of value proposition is that on the trucking side just from the customer’s perspective? Is there some sort of trucking rate where it just doesn’t make sense to truck those volumes into the Permian, for example?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Sure. So what we’ve seen out of Tyler, Samantha, is that a lot of the volumes are going to the East Texas area, East Texas and Louisiana and South. We still have great logistics there. We can get those volumes going West also. So I think there’s a pretty wide band of coverage for Tyler. It’s one of the things we like when we bought the site is that you can send the product almost anywhere. The contract coverage there is pretty high. I think it’s similar to what we’ve seen at the other sites. So they’re kind of 70% to 80% number that we’ve talked about. And once again, what — we just have strong demand across all of these sites right now, and I think that 2018 is going to be a sort of a banner year for proppant sales all across the industry.

Operator

We have a follow-up question from Ken Sill with Suntrust Robinson & Humphrey.

Kenneth Irvin Sill—SunTrust Robinson Humphrey, Inc., Research Division—MD and Senior Oilfield Services Analyst

Two — I had 2 questions. One, you guys said you had 30 customers now, which is 3x what you typically would have. How much — what’s the mix in customers between E&P companies and frac-ing customers? I mean, pressure pumping providers.

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes. So we haven’t disclosed that specifically. I would say, though, that a lot of the new contracts that we signed are operators who wanted to self-source sand. So we have a higher percentage today than we’ve typically had of energy companies. And I think most of us expected that, quite frankly, with the local Mayan sites and the Permian. That’s a perfect opportunity for energy companies to self-source. It’s sort of a less risky option just because of the shorter logistics chain, right? I think a lot of the energy companies back several years ago thought about self-sourcing, but just managing all the rail, logistics and transloading and all that just felt like too much of a headache for them. But now given the proximity of these mines to their drilling activity, it’s a kind of a tailor-made solution. And then for us, when you couple that up with a Sandbox solution, especially where we’re delivering right to the wellhead for those customers, it feels like a really attractive proposition for them based on what they tell us.

Kenneth Irvin Sill—SunTrust Robinson Humphrey, Inc., Research Division—MD and Senior Oilfield Services Analyst

And that leads to my follow-up question. I mean, you go out, you visit E&P companies and they’re all like, “We’re going to self-source our sand,” and then the next conversation is going to be, “Well, we’ll just have our own sand mine.” So for those of us on the phone, what is it that you guys bring to the table that sets you apart from like the guys that are just opening spot mines out in West Texas? Because there’s a lot of capacity coming on in private equity like that or E&P companies starting their own sand mines? I’m just cutting out the distribution network entirely. I mean, what’s to prevent that?

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Yes, it’s a great question, right? And so as we talk to those customers, both the energy companies and the service companies, what most of them tell us is, “Look, we don’t really want to open our own sand mine. We have better things to do with our capital. It’s not our expertise.” I mean, look, some of the big operators, could they do it if they wanted to? I suppose, right? But I don’t sense a lot of appetite for that. I sense that what they want is to be — business with someone like us who not only has the local mines, but also has the Northern White capacity and all the last mile logistics and kind of the full suite of offerings. I think what our customers want is reasonably priced product delivered where they want it, 24 hours a day, 365 days a year and we provide that. So I think as long as we provide that service, we’ll be in good shape. In terms of kind of opening up mines and how easy it is and things like that, look, I think what we’re going to here in the coming months is that you can talk about opening up a mine. But actually doing it and consistently getting product out to customers in a way that you don’t disappoint them is not as easy as it looks. So we’ve heard stories in the last month or 2 of some of our competitors who’ve opened up mine sites, they’re running out of water and have to shut down, having equipment that failed within days of installation because it wasn’t the proper equipment. We heard stories about one of our competitors who decided to put in 1 bolt out of 3 in their installation as they were building things because it was quicker to get up and running, right? So I think there’ll be a differentiation in terms of quality and service. I look at the quality that we’re getting out of Crane County right now, and boy, it’s really a great product. We have not experienced the kind of issues that many others have in terms of poor product quality as we’ve started up out there. So I think the customers notice all those things. And once again, it’s why we have 30 contracts now, customers want to do business with us. And I think it speaks well to U.S. Silica and to our ability to make really good long-term profits in this industry.

Operator

Ladies and gentlemen, we have reached the end of our question-and-answer session. I would like to turn the call back to Bryan Shinn for closing remarks.

Bryan A. Shinn—U.S. Silica Holdings, Inc.—CEO, President and Director

Okay. Thanks, operator. I’d like to close today’s call by thanking everyone who helped us delivered what was record performance in 2017. I’m really proud of what we achieved last year on many fronts, and I believe that we’re going to have even better 2018. I’m really thankful for everyone who dialed in today. And everyone, have a great day and hopefully, we’ll talk to you soon.

Operator

Thank you. This concludes today’s conference. You may disconnect your lines at this time, and thank you for your participation.